Exhibit 23.1

Our ref: JRM/PHO200
Your ref: The Board of Directors StockerYale Inc 32 Hampshire Road Salem NH 03079 USA	Marlborough House Victoria Road South Chelmsford Essex CM1 1LN Tel: +44 (0) 1245 354402 Fax: +44 (0) 1245 490243 DX: 3390 Chelmsford www.barkertilly.co.uk james.marchant@bakertilly.co.uk

16 January 2007

Dear Sirs

Photonic Products Limited

We consent to the incorporation on Form 8-K/A of StockerYale Inc dated 16 January 2007 of our report dated 12 January 2007 with respect to the balance sheet of Photonic Products Limited as at 31 October 2006 and 31 December 2005, and the related combined statements of income and cash flows for the periods then ended.

Yours faithfully

/s/ Baker Tilly
Baker Tilly